Exhibit 8


                             October 18, 1995




WESTERN RESOURCES, INC.
818 Kansas Avenue
Topeka, Kansas 08543



Gentlemen:

            We have acted as counsel to Western Resources, Inc. ("Western Resources") in connection with the proposed offering by Western Resources Capital I and Western Resources Capital II (the "Trusts") of their Cumulative Quarterly Income Preferred Securities (the "Preferred Securities") as described in that certain Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on October 18, 1995.

            We understand that our opinion will be attached as an Exhibit to, and will be referred to under the heading "UNITED STATES TAXATION" in, the Prospectus Supplement that is a part of the Registration Statement, and we hereby consent to such use of our opinion.

            All capitalized terms used herein without definition shall have the same meaning as in the Registration Statement.

            In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, includ-ing (but not limited to) the Registration Statement and all Exhibits thereto. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto are enforceable, and have been or will be performed or satisfied, in accordance with their terms. In addition, we have relied, with your consent, upon (i) the opinion of John K. Rosenberg,

Esq. with respect to the validity of the Guarantee Agreement and the Junior Subordinated Debentures to be issued by Western Resources to the Trusts and (ii) the opinion of Richards, Layton & Finger with respect to the validity of the Preferred Securities.

            Based upon and subject to the foregoing, we are of the following opinions.

            (1) The Trusts will be treated as grantor trusts and not as associations taxable as corporations for United States federal income tax purposes.

            (2)  The discussion contained in the Registration
Statement under the heading "UNITED STATES TAXATION", insofar as it relates to matters of law and legal conclusions, is cor-rect in all material respects.

            The opinions expressed herein are based upon the United States Internal Revenue Code, the United States Treasury Regulations promulgated thereunder, current administrative positions of the United Sates Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Trusts and to the holders of the Preferred Securities. In addition, our opinions cannot be relied upon if any of the facts contained in the documents that we have exam-ined, including the opinions of John K. Rosenberg, Esq. and Richards, Layton & Finger, or if any of the assumptions that we have made, is, or later becomes, inaccurate.

            Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the formation or operation of the Trusts or of an investment in the Preferred Securities.

                                          Sincerely yours,